UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported): April 7, 2026

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32530	36-3922969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd, Suite 1010
The Woodlands, Texas 77381
(Address of principal executive offices, including zip code)

(847) 929-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	PPIH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2026, the Board of Directors (the “Board”) of Perma-Pipe International Holdings, Inc. (the “Company”) appointed Nancy Zakhour to serve as a member of the Board, effective April 8, 2026 (the “Effective Date”). Ms. Zakhour was appointed to fill a vacancy on the Board and will serve until the Company’s next annual meeting of stockholders or until her successor is duly elected and qualified.

The Board has determined that Ms. Zakhour qualifies as an “independent director” under the applicable listing standards of The Nasdaq Stock Market LLC. The Board has also appointed Ms. Zakhour to serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has further determined that Ms. Zakhour satisfies all applicable independence requirements for service on each such committee, including the heightened independence requirements applicable to audit committee members.

There are no arrangements or understandings between Ms. Zakhour and any other person pursuant to which she was selected as a director. Since the beginning of the Company’s last fiscal year, there have been no transactions in which the Company was or is to be a participant and in which Ms. Zakhour had or will have a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Ms. Zakhour will receive compensation for her services consistent with that provided to the Company’s other non-employee directors, as described under the caption “Director Compensation” in the Company’s proxy statement for its 2025 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on May 14, 2025, as amended on May 15, 2025 and June 24, 2025, which description is incorporated herein by reference.

Ms. Zakhour, age 37, is a strategic executive with experience spanning renewable energy, oil and gas, investment banking and strategic advisory across domestic and international markets. Since 2023, she has served as Chief Commercial Officer of Clean Energy Services, a full-lifecycle renewable energy firm focused on battery storage and solar, where she leads corporate strategy and commercial operations. Since 2025, she has also served as a Venture Partner at Ascent Energy Ventures. In addition, she has served as an MBA Lecturer at Rice University since 2025 and at the University of Houston-Downtown since 2022.

Prior to her current roles, Ms. Zakhour served as an Investment Banker in the Energy & Power group at Piper Sandler from 2022 to 2023, advising clients on financial and strategic transactions. From 2019 to 2022, she held roles at Occidental Petroleum Corporation, including Business Development Manager at Oxy Low Carbon Ventures (1PointFive), where she led commercial development and negotiations for direct air capture and carbon capture, utilization, and storage projects and Well Design Lead for the Permian Delaware division, where she oversaw multidisciplinary teams responsible for drilling, completion and production engineering across a significant acreage position. Earlier in her career, Ms. Zakhour held completion engineering and advisory roles at Callon Petroleum Company from 2015 to 2018 and technical and field operations roles at Schlumberger Limited from 2011 to 2015, including international assignments across Asia, North Africa, and Russia.

Ms. Zakhour holds a Bachelor of Engineering in Electrical and Computer Engineering from the American University of Beirut and a Master of Business Administration from Rice University. She is a recipient of the Society of Petroleum Engineers Regional Completions Optimization and Technology Award and Hart Energy’s 40 Under Forty Award and has authored numerous technical publications.

On April 7, 2026, the Board appointed Saleh Sagr, the Company’s President and Chief Executive Officer, to serve as a member of the Board, effective April 8, 2026. Mr. Sagr will serve until the Company’s next annual meeting of stockholders or until his successor is duly elected and qualified.

As an executive officer of the Company, Mr. Sagr does not qualify as an independent director under the applicable Nasdaq listing standards. Mr. Sagr has not been appointed to any of the Board’s standing committees, each of which is composed solely of independent directors.

There are no arrangements or understandings between Mr. Sagr and any other person pursuant to which he was selected as a director. Since the beginning of the Company’s last fiscal year, there have been no transactions in which the Company was or is to be a participant and in which Mr. Sagr had or will have a direct or indirect material interest requiring disclosure pursuant to Item 404(a) of Regulation S‑K.

A copy of the Company’s press release announcing Ms. Zakhour’s and Mr. Sagr’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 7, 2026, the Company issued a press release announcing the events described in Item 5.02. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed or furnished herewith:

Exhibit
Number

99.1	Press Release of Perma-Pipe International Holdings, Inc., dated April 7, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

Date: April 7, 2026	By:	/s/ Matthew E. Lewicki
Matthew E. Lewicki
Vice President and Chief Financial Officer